Exhibit 10.2

BBCN BANCORP, INC.
2007 EQUITY INCENTIVE PLAN

NOTICE OF PERFORMANCE UNIT / SHARE AWARD GRANT AND AGREEMENT

Name:	Unit/Share #:
Employee ID:	Plan Name: 2007 Equity Incentive Plan
Address:

    Performance [Units/ Shares] Agreement (this “Agreement”), dated as of ________, _____ (the “Grant Date”), between BBCN Bancorp, Inc. (the “Company”) and (the “Participant”):

This Agreement is pursuant to the terms of the BBCN Bancorp, Inc. 2007 Equity Incentive Plan, as amended and restated effective as of December 1, 2011 (the “Plan”), a copy of which has been furnished to the Participant and the terms of which are incorporated herein by reference. All capitalized terms that are used in this Agreement that are not defined herein have the meanings defined in the Plan. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail. Also attached for your reference is a copy of the Prospectus.

Section 1. Grant of Award. The Participant is hereby granted an award of Performance [Unit /Shares] representing XXXX shares of Common Stock of BBCN Bancorp, Inc. under the terms and conditions specified herein (the “Award”). [Vested Performance Units will be settled in shares of Common Stock of BBCN Bancorp, Inc.]

Section 2. Vesting of Units.

2.1 Vesting Schedule. Subject to the limitations described in the Plan, units covered by the Award (the “Performance [Units / Shares]”) shall vest based on a) the passage of time, ______ year cliff vesting, and b) the attainment of certain performance goals as described in the following vesting schedule. To determine the total number of Performance [Units / Shares] you will be granted under the Award the Company will look at the weighted vesting schedule below. The schedule below is for the first year of vesting, or until modified by the Company. Each year the performance criteria may be modified by the Company in their complete discretion. Each performance criteria will be given a certain weight. For each goal you will receive vesting credit based on goal attainment and the weight given to each performance criteria. The Award is the maximum number of Performance [Unit /Shares] you may be granted.

Performance Criteria	Weight Given
Individual Performance Criteria	XX%
Corporate Performance Criteria	XX%

Section 3. Withholding of Taxes. When the Performance [Units / Shares] vest, you will be deemed to have earned taxable income in the amount that is equal to the Nasdaq closing selling price per share of Common Stock multiplied by the total number of Performance [Units / Shares] which vested. The Company is required to withhold applicable federal and state income and employment taxes for this income. The Company may, at its option, satisfy such withholding obligation by reducing the total number of shares of Common Stock issued to the Participant. The reduction in the number of shares will have a fair market value equal or slightly greater than the Company's minimum withholding obligation. After applying the tax withholdings from the equivalent cash value, the Company will pay to Participant in cash any remaining amount.

PARTICIPANT	BBCN BANCORP, INC.
By:

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